Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 13, 2012 with respect to the special-purpose combined financial statements included in the Current Report on Form 8-K of Concho Resources Inc., dated January 13, 2012. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

March 6, 2012